Exbihit 99.1

Sealed Air Corporation 200 Riverfront Boulevard Elmwood Park, NJ 07407

for release: April 30, 2008	Contact:	Amanda Butler
201-791-7600

SEALED AIR REPORTS FIRST QUARTER 2008 RESULTS:

8% INCREASE IN SALES

ELMWOOD PARK, N.J., Wednesday, April 30, 2008 – Sealed Air Corporation (NYSE:SEE) reported diluted net earnings per common share of $0.33 for the first quarter of 2008, compared with the first quarter of 2007 diluted net earnings per common share of $0.67. Excluding the special items detailed in the table below, diluted net earnings per common share for the first quarter of 2008 would have been $0.35 per common share, compared with the first quarter of 2007 diluted net earnings per common share of $0.39.

	Quarter Ended March 31,
Reconciliation of Diluted Net Earnings per Common Share	2008	2007
U.S. GAAP diluted net earnings per common share	$0.33	$0.67
Net earnings effect resulting from the following(1):
Gain on sale of equity method investment	—	(0.11)
Reversal of tax accruals and related interest	—	(0.18)
Global manufacturing strategy and restructuring and other charges	0.02	0.01
Diluted net earnings per common share excluding the effect of the items above	$0.35	$0.39

(1) The items included in the table above are net of income taxes where applicable.

Sealed Air’s net sales for the first quarter of 2008 increased 8% to $1.18 billion, compared with $1.09 billion for the first quarter of 2007.

Commenting on the Company’s operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“As we expected, the first quarter was challenging due to slowing economic conditions in North America and rising input costs. Despite this, we generated a modest increase in product price/mix and held volume steady with the help of new product sales and the recent acquisition of the Ethafoam® product lines. We experienced double-digit growth in our vertical pouch packaging portfolio, our medical applications business and in the developing regions of the world.

While we experienced a reduction in operating profit, we held operating expenses flat on a constant dollar basis and are beginning to see the benefit of price increases that were announced in December 2007 to help offset rising costs. We continued to generate steady cash flow and continued to invest in our growth programs and long term strategies. We repurchased $27 million of our common stock, increased our dividend by 20% in the quarter and utilized $19 million for the dividend payment.”

Commenting on the Company’s outlook, Mr. Hickey stated:

“Looking ahead, we expect continued weak economic conditions in North America and higher input costs for the duration of the year. In anticipation of continued challenges in the 2008 environment, we recently implemented additional pricing actions, as well as a cost reduction program, to mitigate higher input costs. We remain confident in the fundamentals of our business, the opportunities associated with our long term growth strategy and our proven ability to successfully navigate through challenging conditions.”

Financial Highlights for the First Quarter

•                  Net sales increased 8% to $1.18 billion, compared with $1.09 billion for the first quarter of 2007. The increase in net sales resulted from a $57 million favorable effect of foreign currency translation, a $14 million net effect from acquisitions and divestitures and $13 million from product price/mix. Volume was essentially flat for the quarter. Excluding the $57 million favorable effect of foreign currency translation, net sales would have increased 2%.

•                  Gross profit decreased to $305 million, or 25.9% of net sales, compared with $314 million, or 28.7% of net sales, for the first quarter of 2007. The decrease in gross profit as a percentage of net sales was primarily due to the impact of higher average petrochemical-based raw material costs, which were approximately $37 million higher than the first quarter of 2007 and $11 million higher sequentially than the fourth quarter of 2007.

•                  Marketing, administrative and development expenses increased to $186 million compared with $178 million, but decreased as a percent of net sales to 15.8%, compared with 16.3% of net sales, for the first quarter of 2007. Excluding the $8 million unfavorable effect of foreign currency translation, these expenses would have been flat for the first quarter of 2008 compared with the first quarter of 2007.

•                  Operating profit decreased to $117 million, or 9.9% of net sales, compared with $136 million, or 12.4% of net sales, for the first quarter of 2007. The decrease in operating profit at the consolidated and business segment level was primarily due to the impact of higher average petrochemical-based raw material costs.

•                  Other income, net, decreased $4 million, which was primarily due to higher foreign currency exchange losses of $2 million and advisory expenses of $1 million in the first quarter of 2008 related to ceasing work on an acquisition in late 2007.

•                  As previously reported, on February 9, 2007, the Company sold its 50% investment in PolyMask Corporation to its joint venture partner, 3M. The Company received an aggregate cash amount of $36 million for the transaction and other related assets and recorded a pre-tax gain of $35 million in the first quarter of 2007, resulting in a diluted net earnings per common share effect of $0.11.

•                  The Company’s effective income tax rate was 25.4% for the first quarter of 2008 and 9.4% for the first quarter of 2007. The first quarter 2008 effective income tax rate was reduced by $4 million of income tax benefits primarily associated with the repatriation of certain foreign earnings. The Company’s expected full year effective income tax rate is 29.6%.

•                  As previously reported, the Company’s tax provision for the first quarter of 2007 was reduced by the reversal of $34 million of tax accruals, and related interest, for contingencies that did not materialize due to outcomes of tax audits and the expiration of relevant statutes of limitations. This resulted in a diluted net earnings per common share effect of $0.18.

Business Segment Review

Food Packaging Segment

The Company’s Food Packaging segment net sales for the first quarter increased 7% to $468 million compared with $437 million last year. Excluding a $23 million favorable effect of foreign currency translation, segment net sales would have increased 2% primarily reflecting the positive impact of product price/mix in Latin America and North America, and to a lesser extent, the positive impact of unit volume growth in North America and Europe, which were partially offset by declining unit volume growth in the Asia-Pacific region. Operating profit for the first quarter was $56 million, or 12.0% of Food Packaging net sales, compared with $56 million, or 12.8% of net sales, in 2007.

Food Solutions Segment

The Company’s Food Solutions segment net sales for the first quarter increased 10% to $236 million compared with $215 million last year. Excluding a $14 million favorable effect of foreign currency translation, segment net sales would have increased 3% primarily reflecting strong product price/mix in Europe and North America, and to a lesser extent, moderate unit volume growth in the Asia-Pacific region, which was partially offset by a decline in unit volumes in North America. Operating profit for the first quarter was $17 million, or 7.2% of Food Solutions net sales, compared with $19 million, or 9.0% of net sales, in 2007. In addition to the impact of higher average petrochemical-based raw materials costs mentioned above, operating profit was unfavorably affected by a decline in unit volumes in North America.

Protective Packaging Segment

The Company’s Protective Packaging segment net sales for the first quarter increased 1% to $373 million compared with $371 million last year. Excluding a $16 million favorable effect of foreign currency translation and a $6 million unfavorable impact from the sale of a small product line in 2007, segment net sales would have decreased 2% primarily due to a decline in unit volume. Operating profit for the first quarter was $41 million, or 11.1% of Protective Packaging net sales, compared with $54 million, or 14.4% of net sales, in 2007. In addition to the impact of higher average petrochemical-based raw materials costs mentioned above, operating profit was unfavorably affected by lower unit volume due to the ongoing challenging economic conditions in North America.

Other Category

The Other category net sales for the first quarter increased 39% to $101 million compared with $72 million last year. Excluding a $4 million favorable effect of foreign currency translation, Other net sales would have increased 33%. This increase was primarily due to the acquisition of certain assets relating to Ethafoam® and related polyethylene foam product lines in November 2007, the acquisition of Alga Plastics in August 2007, and strong unit volume growth in the medical applications business. Operating profit for the first quarter was $4 million, or 4.2% of Other net sales, compared with $8 million, or 10.4% of net sales in 2007. In addition to the impact of higher average petrochemical-based raw materials costs mentioned above, operating profit was unfavorably affected by an interim supply and distribution agreement for the Ethafoam® product lines.

Global Manufacturing Strategy

During the quarter, the Company incurred $4.4 million relating to the implementation of its global manufacturing strategy. This includes $2.4 million of operating expenses primarily recorded as cost of sales and an additional $2.0 million of restructuring charges due to severance costs incurred at one of the Company’s European facilities. This compares to $2.9 million in the first quarter of 2007, which included $2.5 million of operating expenses primarily recorded as cost of sales and $0.4 million of restructuring charges.

The Company’s capital expenditures for its global manufacturing strategy in the first quarter of 2008 were $9 million compared with $11 million in the first quarter of 2007.

Capital Expenditures

The Company’s capital expenditures in the first quarter of 2008 were $41 million compared with $51 million in the first quarter of 2007. The Company is targeting capital expenditures in 2008 to be in the range of $175 to $200 million, which includes $70 million related to the Company’s global manufacturing strategy.

Debt Retirement

As planned, the Company retired its 5.375% senior notes due April 15, 2008 on their maturity date. These notes had a face value of $300 million. The face value of these notes, along with $8 million of accrued interest, were paid through a combination of the sale of receivables interests under the Company’s accounts receivable securitization program and funds drawn under its credit facility.

Earnings Guidance

Sealed Air now expects its full year 2008 diluted net earnings per common share to be at the lower end of its previously announced guidance range of $1.64 to $1.74. This guidance includes charges of $21 million net of taxes, or $0.11 per common share, expected to be incurred relating to its global manufacturing strategy. Excluding these charges, the Company now expects its full year 2008 diluted net earnings per common share guidance to be at the lower end of its previously announced range of $1.75 to $1.85. This guidance reflects updated assumptions of higher raw material costs and lower volume growth than previously expected. We expect to offset the higher raw material costs by implementing additional selling price increases and manufacturing and supply chain initiatives. Also, we expect that operating expense reductions and a lower full year effective income tax rate will contribute to achieving this guidance.

Web Site and Conference Call Information

Mr. Hickey and David H. Kelsey, the Company’s Chief Financial Officer, will conduct an investor conference call today at 11:00 a.m. (ET). The conference call will be webcast live on Sealed Air’s web site at www.sealedair.com in the Investor Information section under the Presentations & Events tab. Listeners should go to the web site prior to the call to register and to download and install any necessary audio software. Prior to the call, the Company will also post supplemental financial and statistical information on its web site in the Investor Information section under the Reports & Filings tab. A replay of the webcast will also be available on the Company’s web site.

Investors who cannot access the webcast may listen to the live conference call via telephone by dialing (877) 591-4951 (domestic) or (719) 325-4884 (international). Telephonic replay will be available beginning today at 2:00 p.m. (ET) and ending on Wednesday, May 7, 2008 at 12:00 midnight (ET). To listen to the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and use the confirmation code 4094839.

Business

Sealed Air is a leading global innovator and manufacturer of a wide range of packaging and performance-based materials and equipment systems that serve an array of food, industrial, medical, and consumer applications. Operating in 51 countries, Sealed Air’s international reach generated revenue of $4.7 billion in 2007. With widely recognized brands such as Bubble Wrap® cushioning, Jiffy® protective mailers, Instapak® foam-in-place systems and Cryovac® packaging technology, Sealed Air continues to identify new trends, foster new markets, and deliver innovative solutions to its customers. For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Non-U.S. GAAP Information

The Company’s management from time to time presents information that does not conform to U.S. Generally Accepted Accounting Principles, or U.S. GAAP. In this press release, the Company has presented diluted net earnings per common share, including full year 2008 guidance, excluding items that are included in U.S. GAAP calculations of such measures. The excluded items are indicated in the reconciliation table above. Sealed Air has also presented changes in net sales, segment net sales and marketing, administrative and development expenses excluding the effects of foreign currency translation and, for Protective Packaging segment net sales, excluding the impact of the sale of a small product line in 2007. Presenting results excluding the items indicated in this press release aids in the comparisons with other periods or prior guidance. Diluted net earnings per common share, growth in net sales and measures of expense control, adjusted to eliminate the effects of specified items that would otherwise be included under U.S. GAAP, are among the criteria upon which the Company may determine performance-based compensation. The Company’s management generally uses changes in net sales excluding the effects of foreign currency translation to measure the performance of the Company’s operations. Thus, management believes that this information may be useful to investors.

Forward-Looking Statements

Some of the statements made by the Company in this press release are forward-looking. These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company. Forward-looking statements can be identified by such words as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions. The following are important factors that the Company believes could cause actual results to differ materially from those in the Company’s forward-looking statements: changes in raw material and energy costs; market conditions; the success of the Company’s growth, profitability and global manufacturing strategies; the effects of animal and food-related health issues; tax, interest and exchange rates; and legal proceedings. A more extensive list and description of these and other such factors can be found under the headings “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

SEALED AIR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In millions, except per share data)

	Quarter Ended March 31,		% Increase
	2008	2007	(Decrease)

Net sales: (1)
Food Packaging	$468.3	$437.3	7
Food Solutions	235.7	214.6	10
Protective Packaging	372.9	370.7	1
Other	100.5	72.1	39
Total net sales	1,177.4	1,094.7	8

Cost of sales	872.3	780.5	12

Gross profit	305.1	314.2	(3)
As a % of total net sales	25.9%	28.7%

Marketing, administrative and development expenses	186.4	177.9	5
As a % of total net sales	15.8%	16.3%

Restructuring and other charges (2)	2.0	0.4	NM

Operating profit	116.7	135.9	(14)
As a % of total net sales	9.9%	12.4%

Interest expense	(35.4)	(35.6)	(1)

Gain on sale of equity method investment	—	35.3	(100)

Other income, net	0.2	4.5	(96)

Earnings before income tax provision	81.5	140.1	(42)

Income tax provision	20.7	13.1	58

Net earnings	$60.8	$127.0	(52)
As a % of total net sales	5.2%	11.6%

Basic and diluted net earnings per common share: (3)
Basic	$0.38	$0.79	(52)

Diluted	$0.33	$0.67	(51)

Weighted average number of common shares outstanding: (3)
Basic	159.7	159.9

Diluted	191.3	191.2

NM  Not Meaningful

(1) In the second quarter of 2007, the Company expanded and realigned its segment reporting to reflect the Company’s growth strategies both in core markets and in new business opportunities. This new structure reflects the way management now makes operating decisions and manages the growth and profitability of the business. It also corresponds with management’s current approach to allocating resources and assessing the performance of the Company’s segments. The Company’s business segment information is reported in accordance with the provisions of Financial Accounting Standards Board Statement No.131, “Disclosures about Segments of an Enterprise and Related Information,” or SFAS No. 131. In accordance with SFAS No. 131, the 2007 segment information has been recast from amounts previously reported to reflect the Company’s new reportable business segments. Accordingly, there has been no change in the Company’s consolidated financial position or results of operations previously reported in total for the Company.

(2) The restructuring and other charges in 2008 relate to the Company’s multi-year global manufacturing strategy, primarily for the Company’s Food Packaging segment. The 2007 restructuring charges related to the consolidation of the Company’s customer service activities in North America.

(3) See the Supplementary Information included in this release for the reconciliation of the basic and diluted earnings per common share computations.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

CALCULATION OF NET EARNINGS PER COMMON SHARE

(Unaudited)

(In millions, except per share data)

	Quarter Ended March 31,
	2008	2007 (1)
Basic Net Earnings Per Common Share:
Numerator

Net earnings ascribed to common shareholders - basic	$60.8	$127.0

Denominator

Weighted average number of common shares outstanding - basic	159.7	159.9

Basic net earnings per common share	$0.38	$0.79

Diluted Net Earnings Per Common Share:
Numerator
Net earnings ascribed to common shareholders - basic	$60.8	$127.0

Add: Interest on 3% convertible senior notes, net of income taxes	2.0	1.9

Net earnings ascribed to common shareholders - diluted	$62.8	$128.9

Denominator

Weighted average number of common shares outstanding - basic	159.7	159.9

Effect of conversion of 3% convertible senior notes	12.7	12.5

Effect of assumed issuance of asbestos settlement shares	18.0	18.0

Effect of non-vested restricted stock and non-vested restricted stock units (1)	0.9	0.8

Weighted average number of common shares outstanding - diluted (2)	191.3	191.2

Diluted net earnings per common share	$0.33	$0.67

(1) Net earnings per common share for 2007 have been revised. The Company had previously included non-vested restricted stock in the weighted average number of common shares outstanding in both its basic and diluted net earnings per common share calculations. Also, the Company had previously excluded non-vested restricted stock units from the weighted average number of common shares outstanding in its basic net earnings per common share calculations and from the weighted average number of common shares outstanding of its diluted net earnings per common share calculations when inclusion of such units was dilutive. The calculations have been revised in accordance with SFAS No. 128, “Earnings per Common Share,” to include non-vested restricted stock and non-vested restricted stock units only in the weighted average number of common shares outstanding of the diluted net earnings per common share calculation, using the treasury stock method, if the effect is dilutive. Such revisions were immaterial.

(2) In calculating diluted net earnings per common share, the Company’s calculation of the diluted weighted average number of common shares outstanding for 2008 and 2007 provides for:  (1) the effect of conversion of the Company’s 3% convertible senior notes due June 2033 in accordance with Emerging Issues Task Force, or EITF, Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” (2) the effect of assumed issuance of 18 million shares of common stock reserved for the Company’s previously announced asbestos settlement, which was discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, (3) the exercise of dilutive stock options, net of assumed treasury stock repurchases in 2007 and (4) the effect of non-vested restricted stock and non-vested restricted stock units using the treasury stock method, if the effect is dilutive.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

RECONCILIATION OF DILUTED NET EARNINGS PER COMMON SHARE (1)

(Unaudited)

	Quarter Ended March 31,
	2008	2007

U.S. GAAP diluted net earnings per common share	$0.33	$0.67

Net earnings effect resulting from the following: (2)

Gain on sale of equity method investment	—	(0.11)

Reversal of tax accruals, net and related interest	—	(0.18)

Global manufacturing strategy and restructuring and other charges	0.02	0.01

Diluted net earnings per common share excluding the effect of the items above	$0.35	$0.39

(1) Presenting diluted net earnings per common share excluding the items noted above aids in the comparisons with other periods or prior guidance and thus management believes that this information may be useful to investors.  Diluted net earnings per common share excluding these items is among the criteria upon which performance-based compensation may be determined.

(2) Net of income taxes where applicable.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES (1)

(Unaudited)

(In millions)

BUSINESS SEGMENT INFORMATION: (2)

	Quarter Ended March 31,
	2008	2007

Operating profit:
Food Packaging	$56.2	$55.8

As a % of Food Packaging net sales	12.0%	12.8%

Food Solutions	16.9	19.4

As a % of Food Solutions net sales	7.2%	9.0%

Protective Packaging	41.4	53.5

As a % of Protective Packaging net sales	11.1%	14.4%

Other	4.2	7.6

As a % of Other net sales	4.2%	10.5%

Total segments and other	118.7	136.3

Restructuring and other charges (3)	2.0	0.4

Total	$116.7	$135.9

As a % of total net sales	9.9%	12.4%

Depreciation and amortization:
Food Packaging	$17.8	$19.4
Food Solutions	8.0	7.3
Protective Packaging	14.6	11.1
Other	4.3	2.8
Total	$44.7	$40.6

(3) The restructuring and other charges by business segment were as follows:

	Quarter Ended March 31,
	2008	2007
Food Packaging	$1.9	$—
Food Solutions	—	0.1
Protective Packaging	0.1	0.3
Total	$2.0	$0.4

	Quarter Ended March 31,
	2008	2007

CAPITAL EXPENDITURES	$40.5	$50.9

(1) The 2008 amounts presented are subject to change prior to the filing of the Company’s upcoming Quarterly Report on Form 10-Q.

(2) See Note 1 of the Condensed Consolidated Statements of Operations included in this release for a discussion of the Company’s new segment reporting structure.

(3) See Note 2 of the Condensed Consolidated Statements of Operations included in this release for a discussion of the Company’s restructuring and other charges.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	March 31,	December 31,
	2008(1)	2007

Assets
Current assets:
Cash and cash equivalents	$430.9	$430.3
Receivables, net of allowances for doubtful accounts	796.2	789.8
Inventories	642.4	581.7
Other current assets	141.9	134.3
Total current assets	2,011.4	1,936.1
Property and equipment, net	1,115.3	1,080.1
Goodwill	1,975.6	1,969.7
Non-current investments—available-for-sale securities	38.7	40.8
Other assets, net	414.0	411.6
Total assets	$5,555.0	$5,438.3

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$45.0	$36.5
Current portion of long-term debt	305.8	303.7
Accounts payable	313.7	316.3
Asbestos settlement liability and related accrued interest	680.1	670.9
Other current liabilities	377.1	414.2
Total current liabilities	1,721.7	1,741.6
Long-term debt, less current portion	1,530.7	1,531.6
Other liabilities	152.5	145.5
Total liabilities	3,404.9	3,418.7
Total shareholders’ equity	2,150.1	2,019.6
Total liabilities and shareholders’ equity	$5,555.0	$5,438.3

(1) The amounts presented are subject to change prior to the filing of the Company’s upcoming Quarterly Report on Form 10-Q.